Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between EARTHLINK INC., a Delaware corporation, and CHARLES G. BETTY (referred to herein as “You”) was entered into on October 27, 2005, effective as of July 1, 2005, and is hereby amended on March 27, 2006, to be effective as of its original effective date.

RECITALS

1.                                       The Company is engaged in the business of providing internet connectivity products and services (broadband, narrowband and wireless) throughout the States of the United States and in other geographical areas; and

2.                                       The Company has determined that in view of Your knowledge, expertise and experience in the computer and information services industries and in the internet communications (broadband, narrowband and wireless) telecommunications industry segment, Your services as the Chief Executive Officer of the Company have been and will be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with You on the terms set forth herein in order to secure such services; and

3.                                       You desire to serve as the Chief Executive Officer of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

1.                                      Definitions.

(a)                                  “Affiliate” means any entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code.

(b)                                 “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)                                  “Business Combination” means a reorganization, merger or consolidation of the Company.

(d)                                 “Business of the Company” means the business of providing internet access services via broadband, narrowband and/or wireless means. The Business of the Company constitutes the core business of the Company, but is a subset of all segments of the business in which the Company is engaged.

(e)                                  “Cause” means (i) Your commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) Your conviction of any felony; or (iii) Your habitual failure after written notice specifying such failure and a reasonable opportunity to cure such failure to perform Your duties hereunder responsibly.

(f)                                    “Change in Control Event” of the Company means the occurrence of any of the following events:

(1)                                  The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (1), a Change in Control Event will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (a) directly from the Company that is approved by the Incumbent Board, (b) by the Company, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (d) by any Person pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2) below; or

(2)                                  Consummation of a Business Combination, unless, immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then outstanding shares of common stock and at least fifty percent (50%) of the combined voting power of the then outstanding Voting Stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, and (b) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and as a result of or in connection with such Business Combination, no Person has a right to dilute either of such percentages by appointing additional members to the Board of Directors or otherwise without election or other action by the stockholders; or

(3)                                  A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2); or

(4)                                  Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph 2.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h)                                 “Company” shall mean EarthLink, Inc.

(i)                                     “Confidential Information” means any and all non-public information concerning, relating to and/or in the possession of the Company and/or its Affiliates and/or the Business of the Company treated as confidential or secret by the Company and/or its Affiliates (that is, such business information is subject to efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy) that does not constitute a Trade Secret, including, without limitation, information concerning the Company’s or an Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.), annual and long range business plans, product and service plans, marketing plans and methods, employee lists and information, in whatever form and whether or not computer or electronically accessible.

(j)                                     “Eligible Earnings” has the same meaning given to that term in the Company’s bonus plan and payroll policies.

(k)                                  “Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the effective date of the adoption of the AV/SP (as defined in Section 4(d)(2)) or (b) members who become members of the Company’s Board of Directors subsequent to the date of the adoption of the AV/SP whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(l)                                     “Person” means any individual, entity or group within the meaning of Section 13(D)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(m)                               “Specified Employee” means an employee who is (i) an officer of the Company or an Affiliate having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation greater than $150,000. For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company or an Affiliate (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code. The determination of whether You are a Specified Employee will be based on a December 31 identification date such that if You satisfy the above definition of Specified Employee at any time during the 12-month period ending on December 31, You will be treated as a Specified Employee if You have a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the identification date. This definition is intended to comply with the “specified employee” rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

(n)                                 “Termination of Employment” means the termination of Your employment and service with the Company and all Affiliates. You will not be considered as having had a Termination of Employment if (i) You continue to provide services to the Company or any Affiliate as an employee at an annual rate that is at least equal to 20 percent of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is at least equal to 20 percent of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period), (ii) You continue to provide services to the Company or any Affiliate in a capacity other than as an employee and such services are provided at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period) or (iii) You are on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) so long as the period of such leave does not exceed six months, or if longer, so long as Your right to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave (i) ends or (ii) exceeds six months and the Your right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period if not reemployed by the Company or any Affiliate before such time and eligibility for payments and benefits hereunder will be determined as of that time. For purposes of this Section, annual rate of providing services shall be determined based upon the measurement used to determine Your base compensation.

(o)                                 “Total Disability” means Your inability, through physical or mental illness or accident, to perform the majority of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least ninety (90)

consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such ninety (90) day period.

(p)                                 “Trade Secrets” means any and all information concerning, relating to and/or in the possession of, the Company and/or its Affiliates and/or the Business of the Company that qualifies as a trade secret as defined by the laws of the State of Georgia on the date of this Agreement and as such laws are amended from time to time thereafter.

(q)                                 “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

2.                                      Employment; Duties.

(a)                                  The Company agrees to employ You as Chief Executive Officer of the Company with the duties and responsibilities generally associated with such positions and such other reasonable additional responsibilities and positions as may be added to Your duties from time to time by the Board of Directors consistent with Your positions.

(b)                                 During Your employment hereunder, You shall (i) diligently follow and implement all management policies and decisions communicated to You by the Board of Directors; and (ii) timely prepare and forward to the Board of Directors all reports and accountings as may be requested of You.

(c)                                  Your duties and responsibilities hereunder shall be modified and/or excused during reasonable periods of absence due to Your health or disability or vacation, as provided herein.

3.                                      Term. The term hereof shall commence on July 1, 2005, shall continue for a period of three (3) years and shall be automatically extended from year-to-year thereafter unless terminated in accordance with Section 6 hereof (the “Term”).

4.                                      Compensation.

(a)                                  (1) You shall be paid an annual base salary of not less than Seven Hundred Twenty-Five Thousand Dollars ($725,000) per year (the “Base Salary”) commencing on July 1, 2005. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, biweekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(2)                                  The Base Salary shall be reviewed by the Board of Directors at least once during each year of the Term and may be increased from time to time and at any time by the Board of Directors. The Base Salary shall in no event be reduced or decreased below the highest level attained at any time by You, unless You and the Board of Directors agree to implement a temporary salary reduction program for cost abatement purposes.

(3)                                  If the Term shall begin on other than the first business day of a calendar month and if the Term hereof shall terminate on other than the last day of a calendar month, Your compensation for such month shall be prorated according to the number of days during such month that occur within the Term.

(b)                                 For the fiscal year of the Company ending on December 31, 2005, You shall be entitled to receive an annual target bonus opportunity in an amount equal to seventy-five percent (75%), with the opportunity to over achieve up to one hundred twelve percent (112%), of Your Eligible Earnings if the bonus criteria for such annual period are satisfied (the “Target Bonus Payment”). Commencing with the fiscal year of the Company ending on December 31, 2006 and for each fiscal year thereafter, the percentage of Your Eligible Earnings for determining Your annual target bonus opportunity shall be seventy-five percent (75%), with the opportunity to over achieve up to one hundred fifty percent (150%), of Your Eligible Earnings if the bonus criteria for such annual period are satisfied. Any increase in the percentage of Your Eligible Earnings for determining Your annual target bonus opportunity for the fiscal years of the Company ending after December 31, 2006, shall be set by the Board of Directors on a Company fiscal year basis. The target bonus opportunity percentage and criteria to earn Your Target Bonus Payment for each year of the Term shall be based upon good faith negotiations between You and the Board of Directors. All Target Bonus Payments that become payable shall be paid to You on or before the last day of February in the year following the year in which Your right to such Target Bonus Payment becomes vested.

(c)                                  While You are performing the services described herein, the Company shall reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder. Such reimbursements shall be made as soon as administratively practical following Your request for reimbursement, but (i) Your request must be made prior to the end of the first month after the end of the calendar year in which You incur such expenses and (ii) provided that You have submitted a timely request for reimbursement, the reimbursement shall be made not later than the 15th day of the third month following the end of the calendar year in which You incur such expenses.

(d)                                 (1) The Company now maintains, and while You are rendering services to the Company may establish, one or more additional incentive or other compensation plan(s) (however described or denominated) for the corporate, operating or executive officers or other management of the Company, or if the Company now maintains or, while You are rendering services to the Company, continues and/or establishes any benefit program(s) (however described or denominated) for corporate, operating or executive officers or other management employees of the Company, You shall be eligible to fully participate, and shall participate, in each such plan or benefit program.

(2)                                  Pursuant to this Section 4(d), You are now and shall continue to participate in the Change-In-Control Accelerated Vesting and Severance Plan adopted by the Compensation Committee of the Board of Directors of the Company at its April 19, 2001 meeting and any plan(s) or program(s) that supercede, replace and/or supplement such plan, as in effect from time to time (the

“AV/SP”), at the highest and most beneficial level of participation provided under the AV/SP. With respect to each individual benefit, or category of similar benefit, provided to You under each of the AV/SP and this Agreement, the two (2) benefits shall not be cumulative, and You shall be entitled to receive each such benefit, or category of benefit, under the terms of the AV/SP or the terms of this Agreement, whichever would be the greater amount or value to You, except that the timing and manner of payment of such benefits shall be consistent with the terms of this Agreement, regardless of whether the amount or value of the benefits You are entitled to receive are determined under the AV/SP or this Agreement. The restrictions on cumulation of benefits in this Section 4(d)(2), and the application of the terms of the AV/SP to benefits provided thereunder, shall not apply to Your right to qualify for and participate in the AV/SP at the highest and most beneficial level of participation.

(e)                                  During the Term, the Company shall provide health, medical, disability and term life insurance to You and Your family in accordance with any group plan which it now maintains or which may hereafter be established by the Company. In addition, the Company shall reimburse You, for Your term life insurance policy payments under a policy or policies with aggregate death benefits of $3,000,000 held by You (and under any replacement policies). Such reimbursements shall be made as soon as administratively practical following Your request for reimbursement, but (i) Your request must be made prior to the end of the first month after the end of the calendar year in which You incur such expenses and (ii) provided that You have submitted a timely request for reimbursement, the reimbursement shall be made not later than the 15th day of the third month following the end of the calendar year in which You incur such expenses. After your death, these benefits shall be payable to Your estate or a beneficiary or beneficiaries designated by You from time to time.

(f)                                    You shall receive not less than four (4) weeks paid vacation during each twelve (12) month period of Your employment. Such vacation period may be increased from time to time and at any time by the Board of Directors but shall in no event be shortened to less than the longest period attained by You at any time during Your employment. To the extent that You do not use Your accrued vacation during such twelve (12) month period, any remaining accrued vacation shall be subject to the carryover restrictions applicable in the Company’s normal vacation policies.

5.                                      Stock Options.

(a)                                  Pursuant to a Non-Qualified Stock Option Agreement dated February 19, 1998 (the “Option Agreement”), You were granted options to purchase 150,000 shares of the common stock of the Company at $44.75 per share (the “Option Shares”) under the EarthLink Network, Inc. 1995 Stock Option Plan (the “Plan”). Upon Your exercise of these options in accordance with the Option Agreement, the Company has agreed to pay to You $24.75 with respect to each share of the Option Shares purchased by You. This agreement by the Company was and is intended to provide to You additional compensation for Your services tied to Your purchase of the Option Shares. The $24.75 amount payable to You with respect to Your purchase of each Option Share was and is subject to equitable and proportional adjustment in accordance with the adjustment and exchange mechanisms in the Plan with respect to the exchange, number and pricing of the Option Shares. Your right to this additional compensation on Your exercise of these options is nonforfeitable and shall only expire to the extent Your Option Agreement expires unexercised.

As of January 28, 2003, Your exercise of the options for the Option Shares since the grant and corporate actions taken by the Company as anticipated in the Plan, have caused adjustments to be made in the number of Option Shares subject to unexercised options, the $44.75 exercise price and the per exercised Option Share cash of $24.75 payable to You upon exercise. Accordingly, the parties agree that the following facts are accurate as of January 28, 2003:  (1) the balance of Your Option Shares subject to unexercised options is 193,800 shares of the common stock of the Company; (2) the exercise price is $13.85 per Option Share; and (3) the cash payable to You upon exercise of the options and purchase of the Option Shares is $7.66 per Option Share.

(b)                                 Your options to purchase voting common stock of the Company described in Section 5(a) of this Agreement, the restricted stock units granted to You prior to the date of this Agreement and the other stock options and restricted stock units granted by the Company to You from time to time prior to and after the date of this Agreement are hereinafter collectively called the “Stock Options and RSUs.”  In the event (1) a Change in Control Event occurs, or (2) You have a Termination of Employment by the Company for other than “Cause” or on account of your death or Total Disability or (3) You have a Termination of Employment by You for reasons of a breach by the Company of this Agreement, all unvested Stock Options and RSUs (including the options for the Option Shares) shall immediately vest in You and all such stock options shall be fully exercisable by You; provided, however, in the event (i) a Change in Control Event occurs before July 1, 2008; (ii) in connection with that Change in Control Event, You are employed as the Chief Executive Officer of the entity that is the subject of a Change in Control Event described in Section 1(f)(1), or the surviving entity in a Business Combination as described in Section 1(f)(2), or the entity that holds all or substantially all of the assets of the Company pursuant to a transaction described in Section 1(f)(3) (the “Change in Control Entity”); and (iii) the Change in Control Entity is a public company with its voting common stock registered and traded on the Nasdaq Stock Market or a national securities exchange in the United States, all such unvested Stock Options and RSUs shall not immediately vest in You. Instead, if all such unvested Stock Options and RSUs do not immediately vest in You upon a Change in Control Event pursuant to this Section 5(b), all such unvested Stock Options and RSUs (A) shall continue to vest in You in accordance with the terms of the respective Stock Option and RSU grants, and (B) in all events and notwithstanding any other provision of this Agreement, shall immediately vest in You and be fully exercisable by You upon the earlier of July 1, 2008, or the date on which You are no longer the Chief Executive Officer of the Change in Control Entity unless, prior to the earlier of either time, You are removed as Chief Executive Officer for Cause or You resign as Chief Executive Officer for other than a breach by the Company of this Agreement.

You shall be given the period permitted under Your respective Stock Option agreements to exercise Your Stock Options after Your Termination of Employment. In the event of a conflict regarding the vesting of Your Stock Options and RSUs between the terms of this Agreement and any other document, agreement or plan pursuant to which You are granted any stock options, restricted stock units or other forms of equity based compensation, the terms of this Agreement shall control.

You hereby acknowledge that the Stock Options and the Option Shares are and will be acquired by You for investment purposes with no view to the sale or public distribution thereof. You further represent and warrant to the Company that You are aware that the Company is relying upon Your investment intent expressed hereinabove, and is issuing the Stock Options and RSUs and the Option Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (“1933 Act”) under Section 4(2) thereof as transactions “not involving any public offering.” You agree that the transfer of the Stock Options and RSUs and the Option Shares to be issued to You may be restricted if such restrictions are applicable to such security generally or because of Your employment by or position with the Company or because of the transaction pursuant to which You obtained such securities, that a legend in form satisfactory to the Company including such restrictions may be placed on any certificate representing any of the Stock Options and RSUs and the Option Shares, that stop-transfer orders may be placed against the transfer of any of the Stock Options and RSUs or the Option Shares in connection with such restrictions and that neither the Stock Options and RSUs nor the Option Shares will be and may not be sold or transferred by You unless You shall satisfy the Company with such documentation as the Company in its absolute discretion may request which may include an opinion of Your counsel acceptable to the Company that such transfer is in full compliance with the provisions of the 1933 Act, and the Rules and Regulations promulgated thereunder, and that such transfer will not constitute or imply any violation of the 1933 Act, or any of the Rules and Regulations promulgated thereunder by either the Company or You.

(c)                                  If at any time or times after the date hereof, the Company shall determine or be required to register any shares of its capital stock or securities convertible into capital stock under the Securities Act of 1933 whether in connection with a public offering of securities by the Company (a “primary offering”), a public offering of securities by shareholders of the Company (a “secondary offering”) or both, the Company will promptly give You written notice thereof. If within 30 days after Your receipt of such notice You request the inclusion of some or all of Your Option Shares or other shares acquired by You pursuant to the Stock Options and RSUs or otherwise (the “Registrable Securities”), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which You have requested be registered; provided, however, “best efforts” shall not require that the Company include any Registrable Securities held by You if such action would, in the Company’s discretion, have an adverse effect on the negotiation, implementation or execution of any such public offering. The Company shall pay all costs and expenses associated with the registration of Your Registrable Securities including reasonable fees of legal counsel. In connection with any registration statement in which You are participating, You agree to furnish the Company with the personal information, opinion letter, indemnifications and other items and materials necessary and/or proper (and that are customarily and generally requested of parties with similar registration rights) in connection with a registration of securities under the Securities Act of 1933. The manner and content of any such registration statement and of any underwriting or other agreements related thereto, shall be entirely in the control and discretion of the Company. You agree to cooperate with the Company in the preparation and filing of any registration statement prepared and filed and shall make the customary agreements, representations, warranties and indemnifications to the underwriters and/or the Company with respect to any Registrable Shares included therein.

6.                                      Termination.

(a)                                  You may have a Termination of Employment only as follows:

(1)                                  For Cause immediately by the Company; or

(2)                                  At Your option because of a breach of this Agreement by the Company which is not cured within ten (10) days after written notice of such breach is delivered to the Company, the Chairman of the Board of Directors and the Chairman of the Compensation Committee of the Board of Directors (as such positions/offices exist); or

(3)                                  At Your option upon thirty (30) days prior written notice of termination delivered by You to the Company; or

(4)                                  For any reason by the Company upon three (3) calendar months prior written notice of termination delivered to You, except during a period of Your disability that may qualify as the period for qualification for Your Termination of Employment due to Your Total Disability as set forth in Section 6(a)(6); or

(5)                                  By the Company upon Your death; or

(6)                                  By the Company because of Your Total Disability upon thirty (30) days prior written notice of termination delivered to You.

(b)                                 Subject to Section 19 below, if, before a Change in Control Event occurs, You have a Termination of Employment (i) by the Company for other than “Cause,” (ii) because the Company elects not to extend the Term at the end of the first three (3) years or any yearly extension of the Term for other than Cause or (iii) by You for reasons of a breach by the Company of this Agreement:

(1)                                  You shall be paid an amount equal to Your Base Salary for a period equal to the longer of (i) twenty-four (24) calendar months following the effective date of such Termination of Employment or (ii) the remainder of the three (3) year term of this Agreement (the “Severance Period”), plus Your unused vacation and two (2) calendar months of Base Salary allocable to Your earned but unused sabbatical time as of January 28, 2003. Such amount shall be paid in equal, or as nearly equal as practicable, biweekly installments, at Your normal biweekly base salary rate, starting with the first payroll payment date following your Termination of Employment as described in this Section 6(b) and continuing until such amount has been paid in full;

(2)                                  At the time specified in Section 4(b), You shall receive all earned but unpaid Target Bonus Payments as well as the earned but unpaid Target Bonus Payments based on the portion of the year that You were employed by the

Company in the year in which You had a Termination of Employment in accordance with Section 4(b); and

(3)                                  The health, medical, life and disability coverages afforded to You and Your family by the Company (or payments in lieu thereof) as set forth in Section 4(e) shall be continued for the Severance Period. In the event that such health, medical, life or disability coverages are subject to Section 409A or You are to receive cash payments in lieu of coverage, You will receive, during the Severance Period, payment for such benefits in equal, or as nearly equal as practicable, biweekly cash installments starting with the first applicable payroll payment date following your Termination of Employment as described in this Section 6(b) and continuing until such amounts have been paid in full. In such case, You shall be required to pay the costs of such coverage to the extent You continue participation. Your additional life insurance benefits provided in Section 4(e) shall continue during the Severance Period and shall be paid as provided in Section 4(e).

(c)                                  Subject to Section 19 below, if, on and after a Change in Control Event occurs, You have a Termination of Employment (i) by the Company for other than “Cause,” (ii) because the Company elects not to extend the Term at the end of the first three (3) years or any yearly extension of the Term for other than Cause or (iii) by You for reasons of a breach by the Company of this Agreement:

(1)                                  You shall be paid an amount equal to Your Base Salary for a period equal to the longer of (i) twenty-four (24) calendar months following the effective date of such Termination of Employment or (ii) the remainder of the three (3) year term of this Agreement (the “Severance Period”), plus Your unused vacation and two (2) calendar months of Base Salary allocable to Your earned but unused sabbatical time as of January 28, 2003. Such amount shall be paid in equal, or as nearly equal as practicable, biweekly installments, at Your normal biweekly base salary rate, starting with the first payroll payment date following Your Termination of Employment as described in this Section 6(c) and continuing thereafter, except that all remaining amounts left to be paid at such time shall be paid in a single lump sum no later than the 15th day of the third month following the calendar year in which a Termination of Employment as described in this Section 6(c) occurs;

(2)                                  At the time specified in Section 4(b), You shall receive all earned but unpaid Target Bonus Payments as well as the earned but unpaid Target Bonus Payments based on the portion of the year that You were employed by the Company in the year in which You had a Termination of Employment in accordance with Section 4(b); and

(3)                                  The health, medical, life and disability coverages afforded to You and Your family by the Company (or payments in lieu thereof) as set forth in Section 4(e) shall be continued for the Severance Period. In the event that such health, medical, life or disability coverages are subject to Section 409A or You are to receive cash payments in lieu of coverage, You will receive, during the Severance Period, payment for such benefits in equal, or as nearly equal as practicable, biweekly cash installments starting with the first applicable payroll payment date following your Termination of Employment as described in this Section 6(c) and continuing thereafter, except that, for amounts subject to Section 409A, all remaining amounts left to be paid at such time shall be paid in a single lump sum no later than the 15th day of the third month following the calendar year in which the Termination of Employment as described in this Section 6(c) occurs. In such case, You shall be required to pay the costs of such coverage to the extent You continue participation. Your additional life insurance benefits provided in Section 4(e) shall continue during the Severance Period and shall be paid as provided in Section 4(e).

(d)                                 Subject to Section 19 below, in the event that You have a Termination of Employment due to Your death or Your Total Disability:

(1)                                  You or, in case of Your death, your estate shall be paid an amount equal to Your Base Salary for a period of twenty-four (24) calendar months, plus Your unused vacation and two (2) calendar months of Base Salary allocable to Your earned but unused sabbatical time as of January 28, 2003. Such amount shall be paid in equal, or as nearly equal as practicable, biweekly installments, at Your normal biweekly base salary rate, starting with the first payroll payment date following Your Termination of Employment as described in this Section 6(d) and continuing thereafter, except that all remaining amounts left to be paid at such time shall be paid in a single lump sum no later than the 15th day of the third month following the calendar year in which a Termination of Employment as described in this Section 6(d) occurs;

(2)                                  At the time specified in Section 4(b), You or, in case of Your death, Your estate shall receive all earned but unpaid Target Bonus Payments as well as all earned and unpaid Target Bonus Payments based on the portion of the year in which You died or incurred a Total Disability, which You would have otherwise received but for the occasion of Your death or Total Disability, in accordance with Section 4(b); and

(3)                                  You, other than after your death, and your family will continue to receive the health, medical, life and disability coverages afforded to You and them by the Company (or payments in lieu thereof) as set forth in Section 4(e) (other than life or disability coverage for You after Your death or Total Disability, respectively) for a period of twenty-four (24) calendar months after Your death or Total Disability, as applicable. In the event such Your health, medical, life or disability coverages are subject to Section 409A or You or Your estate are to receive cash payments in lieu of coverage, You or, in case of Your death, Your estate will receive, during such twenty-four (24) calendar months, payment for such benefits in equal, or as nearly equal as practicable, biweekly cash installments starting with the first applicable payroll payment date following your Termination of Employment as described in this Section 6(d) and continuing thereafter, except that, for amounts subject to Section 409A, all remaining amounts left to be paid at such time shall be paid in a single lump sum no later than the 15th day of the third month following the calendar year in which the Termination of Employment as described in this Section 6(d) occurs. In such case, You and Your family shall be required to pay the costs of such coverage to the extent You and Your family continue participation. Your additional life insurance benefits provided in Section 4(e) shall continue during the twenty-four (24) calendar months and shall be paid as provided in Section 4(e).

(e)                                  In the event that You have a Termination of Employment by the Company for Cause or by You for reasons other than a breach of this Agreement by the Company, the Company will have no obligations to pay You any amount beyond the effective date of such Termination of Employment whether as Base Salary, Target Bonus Payment or otherwise or to provide You with any benefits arising hereunder or otherwise except as required by law.

7.                                      Confidential Information and Trade Secrets. You acknowledge that the nature of Your engagement by the Company is such that You shall have access to the Confidential Information and the Trade Secrets, each of which has great value to the Company, provides the Company a competitive advantage, and constitutes the foundation upon which the Business of the Company is based. You agree to hold all of the Confidential Information and the Trade Secrets in confidence and to not use, disclose, publish or otherwise disseminate any of such Confidential Information and the Trade Secrets to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) as a result of portions of the Confidential Information and/or the Trade Secrets becoming lawfully obtainable from other sources, (iv) authorized in writing by the Company, or (v) necessary to enforce this Agreement. The restrictions set forth in this Section 7 shall remain in full force and effect (a) with respect to the Confidential Information, for the three (3) year period following the effective date of Your Termination of Employment, and with respect to the Trade Secrets, until the Trade Secrets no longer retain their status or qualify as trade secrets under applicable law. Upon Your Termination of Employment, You shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing Confidential Information and Trade Secrets, whether prepared by You, the Company or anyone else.

8.                                      Inventions and Patents. All inventions, designs, improvements, patents, copyrights and discoveries conceived by You during the term of this Agreement which are useful in or directly or indirectly relate to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. You agree to promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and at the Company’s expense, to take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

9.                                      Restrictive Covenants.

(a)                                  You agree that during Your employment and for a period of twenty-four (24) calendar months thereafter, You shall not, directly or indirectly, whether as a member of executive management, corporate officer, member of the Board of Directors (or similar body) or consultant to any of the foregoing, participate or engage in any activity or other business competitive with the Business of the Company within a thirty (30) mile radius of the Atlanta, Georgia, city limits. You acknowledge that You continuously maintain and use an office in Atlanta, Georgia.

(b)                                 You agree that during the term hereof and for a period of twenty-four (24) calendar months thereafter, You will not, directly or indirectly, induce, recruit, cause or hire any member of executive management or any corporate officer of the Company or any of its Affiliates, or any employee of the Company or any of its Affiliates engaged in product or service development or product or service management, who has access to or possession of Confidential Information and/or Trade Secrets, to leave their employ with or their engagement by the Company or any of its Affiliates.

(c)                                  The obligation of the Company to continue to fulfill its payment and benefit obligations to You pursuant to Sections 6(b) or 6(c) is conditioned upon Your compliance with the provisions of this Section 9 and Sections 7 and 8. Accordingly, in the event that You shall breach the provisions of this Section 9 and/or Sections 7 and/or 8 and not cure or cease (as appropriate) such breach within five (5) days of receipt of notice thereof from the Company, the Company’s obligations under Sections 6(b) or 6(c) shall terminate. Termination of the Company’s obligations under Sections 6(b) or 6(c) shall not be the Company’s sole and exclusive remedy for a breach of this Section 9 and/or Sections 7 and/or 8. In addition to the remedy provided in this Section 9(c), the Company shall be entitled to seek damages and injunctive relief to enforce this Section 9 and Sections 7 and 8, in the event of a breach by You of this Section 9 and/or Sections 7 and/or 8. Additionally, in the event You breach such provisions, You shall be required to repay to the Company all such amounts paid pursuant to Section 6(c) that You would not have received had such amount been paid in the same manner as Section 6(b) and You breached such provisions.

(d)                                 The Company and You agree that in order to properly and appropriately protect the Company, the territorial restrictions set forth in Section 9(a) are intended by the parties to be as broad as permitted by the laws of the State of Georgia, not to exceed the forty-eight (48) contiguous states of the United States.

10.                               Remedies. The parties hereto agree that the services to be rendered by You pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value; the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by You of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. You hereby agree that the definition of the Business of the Company set forth in Section 1 is correct, that the area of operation and market of the Company set forth in Recital 1 is correct, and that the restricted territory described in Section 9(a) is insufficient to protect the Company’s interests but provides at least some level of protection to the Company which You deem necessary for the Company. You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by You. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

11.                               Severability. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

12.                               Assignment. This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

13.                               Notices. Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the Executive Vice President of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to You given in accordance with this Section 13. Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

14.                               Waiver. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

15.                               Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia.

16.                               Beneficiary. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

17.                               Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Your employment by the Company, in whatever capacity, are hereby expressly terminated.

18.                               Excise Tax.

(a)                                  If any payment or distribution by the Company and/or any Affiliate of the Company to or for Your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits payable or provided under this Agreement (or other Payments as described below) shall be reduced (but not below the amount of the payments or benefits provided under this Agreement) if, and only to the extent that, such reduction will allow You to receive a greater Net After Tax Amount than You would receive absent such reduction.

(b)                                 The Accounting Firm will first determine the amount of any Parachute Payments that are payable to You. The Accounting Firm also will determine the Net After Tax Amount attributable to Your total Parachute Payments.

(c)                                  The Accounting Firm will next determine the largest amount of Payments that may be made to You without subjecting You to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)                                 You then will receive the total Parachute Payments or the Capped Payments or such other amount less than the total Parachute Payments, whichever provides You with the higher Net After Tax Amount, but in no event will any such reduction imposed by this Section 18 be in excess of the amount of payments or benefits payable or provided under this Agreement. If You will receive the Capped Payments or some other amount lesser than the total Parachute Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by You) and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by You). The Accounting Firm will notify You and the Company if it determines that the Parachute Payments must be reduced and will send You and the Company a copy of its detailed calculations supporting that determination.

(e)                                  As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 18, it is possible that amounts will have been paid or distributed to You that should not have been paid or distributed under this Section 18 (“Overpayments”), or that additional amounts should be paid or distributed to You under this Section 18 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or You, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a debt ab initio that You must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no debt will be deemed to have been incurred by You and no amount will be payable by You to the Company unless, and then only to the extent that, the deemed debt and payment would either reduce the amount on which You are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify You and the Company of that determination and the amount of that Underpayment will be paid to You promptly by the Company.

(f)                                    For purposes of this Section 18, the following terms shall have their respective meanings:

(i)                                     “Accounting Firm” means the· independent accounting firm engaged by the Company in the Company’s sole discretion.

(ii)                                  “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to You on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii)                               “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g)                                 The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company; If such fees and expenses are initially paid by You, the Company shall reimburse You the full amount of such fees and expenses within five business days after receipt from You of a statement therefore and reasonable evidence of Your payment thereof.

(h)                                 The Company and You shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or You, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be binding upon the Company and You.

(i)                                     The federal, state and local income or other tax returns filed by You shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by You. You, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of Your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

19.                               Tax Liabilities and Code Section 409A. You are solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Section 409A of the Code) that may result from any payments or benefits that You receive pursuant to this Agreement. Any such payments or benefits shall be subject to reduction for any applicable employment or withholding taxes. Notwithstanding any other provision of this Plan, if You are a Specified Employee, and if the amounts that You are entitled to receive pursuant to Section 6 are not otherwise exempt from Section 409A of the Code, then to the extent necessary to comply with Section 409A, no payments for such amounts may be made under this Agreement (including, if necessary, any payments for welfare or other benefits in which case You may be required to pay for such coverage or benefits and receive reimbursement when payment is no longer prohibited) before the date which is six (6) months after Your Termination of Employment or, if earlier, Your date of death. All such amounts, which would have otherwise been required to be paid over such six (6) months after Your Termination of Employment or, if earlier, your date of death, shall be paid to you in one lump sum payment as soon as administratively feasible after the date which is six (6) months after Your Termination of Employment or, if earlier, your date of death. All such remaining payments shall be made as if they had begun as set forth in this Agreement. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Company may at any time amend, suspend or terminate this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code to avoid the imposition on You of any potential excise taxes relating to Section 409A. Notwithstanding the preceding, the Company and its Affiliates shall not be liable to You or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount under this Agreement is subject to taxes, penalties or interest as a result of failing to comply with Code Section 409A.

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement as of the date first shown above.

YOU:	THE COMPANY:

CHARLES G. BETTY	EARTHLINK, INC.

/s/ Charles G. Betty	By:	/s/ Kevin M. Dotts

Address:	Name:	Kevin Dotts
	Title:	Executive Vice President - Finance and Chief Financial Officer

	Address:	1375 Peachtree Street
7-North
Atlanta, GA 30309